Exhibit 99.1

Duke Energy Carolinas
Power/Forward Rider Settlement in North Carolina Rate Case
(Docket E-7 Sub 1146)

Background:

•
On August 25, 2017, Duke Energy Carolinas (DEC, or the Company) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an average 13.6 percent increase in retail revenues, or approximately $647 million:

o	The rate case filing requests an overall rate of return of 7.93% based on approval of a 10.75% return on equity and a 53% equity component of the capital structure

o	The filing is based on a North Carolina rate base of $13.8 billion as of December 31, 2016, and adjusted for known and measurable changes through November 2017

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On March 1, 2018, DEC and the Public Staff - North Carolina Utilities Commission (Public Staff) filed testimony consistent with their Agreement and Stipulation of Partial Settlement resolving certain issues in the base rate proceeding. The settlement agreement did not address, among other things, whether a Grid Reliability and Resiliency Rider (Grid Rider) should be adopted and, if so, which costs should be included in and the structure of a Grid Rider

•	On April 27, 2018, DEC filed a post-hearing brief detailing intermediate steps the NCUC could take to approve the Power/Forward Carolinas plan and associated Grid Rider

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On June 1, 2018, DEC, and intervenors Environmental Defense Fund (EDF), Sierra Club and North Carolina Sustainable Energy Association (NCSEA) filed a Pilot Grid Rider Agreement and Stipulation (Stipulation) in which the parties agree to the proposal DEC introduced in the post-hearing brief on April 27, 2018, along with additional commitments by DEC

•	Also on June 1, 2018, DEC and the Commercial Group filed a Partial Stipulation and Settlement Agreement (Partial Stipulation) to be considered in conjunction with the Stipulation

Stipulation Summary:

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DEC will be able to recover Power/Forward costs through a pilot, three-year Grid Rider except for costs related to targeted undergrounding of power lines, cable and conduit replacement, and power pole replacement

o	The excluded costs are to be deferred with a return until DEC’s next base rate case proceeding

o	Costs incurred during the three-year pilot, both rider recoverable and deferred, are subject to a 4.5% cumulative cap of total annual electric service revenue

o	DEC will be able to recover five targeted power line undergrounding demonstration projects through the annual pilot rider, subject to a cumulative $50 million cap

o	At the end of the three-year pilot period, DEC may petition the NCUC for an extension of the rider

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DEC agrees to conduct annual stakeholder engagement meetings and make annual filings with the NCUC in which the Company must demonstrate that its expenditures are incremental to base maintenance spending and are cost effective

o	Targeted line undergrounding expenses will require pre-approval from the NCUC

•	In addition, DEC has agreed to the following initiatives, the costs of which will also be recovered through the Grid Rider:

o	Integrated Volt/Var Control (IVVC) systems on 20% of DEC’s circuit lines

o	300MW of energy storage on the DEC system by 2026 as “non-wire” solutions for areas that are not best served by traditional power line solutions

o	$25 million investment in electric vehicle charging stations by 2021

o	Enhanced options in DEC’s Customer Information System to allow customers, and potentially authorized third parties if customers so chose, access to power usage data

•	Finally, DEC agrees to deploy Integrated System Operation Planning (ISOP) on its system by 2022

•	DEC and the counterparties to the settlement agree that they will not lobby or petition the NCUC or the North Carolina General Assembly on the issue of a Grid Rider during the term of the settlement

o	If the settlement is not approved in full by the NCUC, its terms become null and void

Partial Stipulation Summary:

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The Commercial Group does not expressly support or object to the Stipulation in totality but they do expressly support the electric vehicle charging project, the battery storage projects, and the enhancements to the Customer Information Systems for customer data access

Additional Commitments

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In a separate agreement with EDF, Sierra Club and NCSEA, Duke Energy Progress (DEP) agrees to deploy 175MW of energy storage on its system by 2026 and a $17 million electric vehicle charging project under the same terms and conditions as contained in the DEC Stipulation so long as the NCUC approves the DEC Stipulation in full

o
If approved in full, these parties also agree to file and support a stipulation for DEP containing the same terms and conditions as the DEC Stipulation in DEP’s next general base rate increase proceeding

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In recognition of the impacts that increases in costs have on low income customers and to support job training, Duke Energy Corporation will contribute $4 million in total to the following programs: Helping Home Fund weatherization program for income qualified customers, the Share the Warmth energy assistance fund and the North Carolina Community College Grant program

Additional Information

•	The agreements are subject to the review and approval of the NCUC